Exhibit 21.1

SUBSIDIARIES OF NEW RELIC, INC.

The name of the Company’s subsidiary is omitted. Such subsidiary does not constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.